Exhibit 99.1

Flux Power Holdings, Inc. (OTCQB: FLUX)

Q4 2014 Conference Call Script

September 29, 2014

Speaker:            Ron Dutt, CEO and acting CFO

David Collins

Today’s call is available live and via online replay via a link on today’s news release and on the IR section of Flux’s website. Leading today’s call is Ron Dutt, Flux Power’s CEO and acting CFO.

I would like to remind everyone that comments Flux management may make on today’s call may include predictions, estimates, expectations, and other forward-looking statements which are based on the Company’s knowledge as of today. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Flux disclaims any obligation to update such forward-looking statements and encourages investors to refer to Flux Power’s recent SEC filings for a detailed list of such risk factors. I will now turn the call over to Ron Dutt, CEO.

Ron Dutt:     Thank you. It is exciting to look back at what Flux has accomplished since our last call in May. In the past four months Flux has successfully initialized the market for our Flux LiFT Pack lithium-ion battery solution, designed to power Class III electric Walkie lift trucks or forklifts used for the movement of commercial goods. We have attracted the interest of national accounts and the battery distributors and lift truck dealers that serve them, and have penetrated the market and closed initial sales over the past two quarters. This is an impressive achievement for our dedicated team.

The outlook is very promising for Flux in this market. We are the early mover with the benefit of technical approvals from OEMs responsible for three quarters of the Walkie lift truck market.

So what is a walkie and why has Flux focused on this market?

Walkies are smaller forklifts where the operator walks in back of the lift and its cargo. They are ideal for use on semi trailers and delivery trucks as well as for retail locations and warehouse uses; if you look for them, you will start seeing them all around. There are more walkies in service than any other model of lift truck across the U.S.

Until Flux’s arrival on the scene, these material handling workhorses have been powered by lead acid batteries, a technology developed over a century ago. Flux recognized that Lithium-ion storage, combined with our proprietary battery management systems and design and build expertise, enables an energy storage system that can deliver a better performing, longer lasting, more reliable, cleaner and safer solution.

Flux has developed such a solution, demonstrated these performance advantages and confirmed the substantial efficiency improvements and cost savings generated over a lift truck’s useful life. We were uniquely suited to this task based on our 5 years of experience in developing energy storage solutions for the specialty automotive market where we generated nearly $6 million in sales prior to refocusing our company.

Let me be clear - it is not easy to enter an established industrial market and get its participants to change their thinking and adopt new technology. Procurement channels are in place, there is skepticism and resistance to change and Flux was unknown. Breaking through this requires a great solution, combined with persistence, active customer support and attentiveness to customer needs. And once you’ve gained their interest, in the formative days it requires actual piloting of the technology so they can experience the performance benefits for themselves.

Flux’s small sales and marketing team has been engaged in this missionary work over the past nine months, across the U.S. We have made great headway in introducing the market to our solutions – and we have learned so much about the market, its dynamics and what features, functionality and performance characteristics are important to end users.

Though this process has taken a bit longer than we had thought, I am excited to confirm the business is executing. We are seeing accelerating growth in awareness, interest and actual contract activity in engaging with our solutions – and we have every reason to believe this will expand and continue over many quarters to come.

Our fourth quarter revenues of $201,000 more than doubled over Q3 levels. And our Q1 OEM and national account activity, highlighted in today’s release, shows that our product is now being recognized and is moving beyond the “piloting” stage and entering the “adoption” stage. We now receiving offers for distribution of our product and requesting that equipment bids include our packs.

One note of clarification - while the adoption by national accounts has begun in Q1 as demonstrated by formal bids in negotiation, much of this activity relates to order lead times of 60 days or more because it is tied to staggered equipment purchase schedules. Revenues related to such bids and contracts will be recorded as revenue as the LiFT Packs are shipped to the customers over the next twelve months. So despite the solid progress with bidding and the visibility for initial orders, our Q1 activity will not be reflected in our revenues which will be below those in Q4. The good news, however, is that we have far stronger revenue and cash flow visibility in subsequent quarters because of our developing order backlog and positive feedback from national accounts who have been using and monitoring our packs over the past several months.

Given the difficulty in predicting the size, timing and delivery timetable for future orders as we initialize a new market, we fully expect a fair amount of variability in our financial performance over the next few quarters. However we are confident that the wind of awareness and demand is now at our backs and that Flux is well positioned to further penetrate the national lift truck market with our LiFT Pack battery line.

And lest you think we are doing this all by ourselves, I must acknowledge the substantial support and encouragement we are receiving from the major lift truck OEMs and their dealer networks, and in particular from our battery distribution partners, all of whom play very important roles in building awareness and support for Flux and our LiFT Pack solutions. Their efforts in testing, marketing and sales, provide critical third-party support of our company and our products, and warrant our tireless efforts.

What was little more than a product in development roughly a year ago, is now rapidly gaining visibility as a smart, compelling, environmentally friendly solution that delivers a very compelling ROI from a total cost of ownership point of view.

But looking at the bigger picture, Flux is far more than just Walkies, it’s just that this market offers the most clear path to revenue growth and establishing a strong base on which we can build other product lines. Our broader vision is the development of innovative lithium storage solutions that provide safe, reliable and cost effective power for three key markets:

•	Motive Power – which is providing power for industrial vehicles and machinery that is widely used in warehouse, trucking, delivery and other material handling applications. Walkies, stand-ons, and tug and pull equipment are our first area of focus in this market and from there we do plan to extend into larger batteries / voltages / price points for larger applications in lift equipment and other areas.

•	Portable Power for military and entertainment applications in remote locations, where we have already had some initial sales, and

•	Stationary Power for larger scale grid and industrial storage, markets that are currently taking a back seat to nearer term sales opportunities in other areas. We have entered bids with partners on three such projects, and came in second on a large university project.

Our sales priority remains on larger customers where we can better leverage our limited sales & marketing resources. Fortunately, such customers tend to be more receptive to the longer-term cost of ownership savings they can realize by switching to our products. They also play a critical role in focusing our distribution partners on our solutions and validating Flux within the industry and lithium-ion phosphate batteries as the trend for the future.

We view our efforts as seeding national account interest and the interest of battery distributors and equipment dealers as they recognize that certain of their key customers are interested in exploring lithium-ion solutions. There is no more powerful driver of industry conversation than the moves of leading customers and equipment OEMs.

Our other primary initiative for seeding the market has been to seek OEM technical approvals for our LiFT Pack line. While these approvals are not endorsements of our products, they are critical to opening the equipment dealer network to offer our packs.

In February we secured product approval by Toyota material handling, the leading global provider of lift equipment. And earlier this month we are able to add our third OEM technical approval and are in dialogues currently as to how we are able to communicate this to the market. For now, what we can say is that our LiFT Pack line for Class III walkie lift trucks has been approved by three of the top five lift truck manufacturers, who together account for approximately 75% of the Class III market.

On our channel partner front, we have expanded our distribution network over the past four months. We are now in active dialogue with 18 regional battery distributors across 18 states and Canada – up from 12 distributors and 14 states & Canada in May. In the area of lift truck dealers, we have expanded our base of active relationships to the equipment dealers networks that total over 400 dealers nationwide, meaningful growth over our base of 12 active dealers across 11 states just 4 months ago. And our customer base now spans 18 states, up from zero a short 9 months ago. Of course the expansion of our customer base and distribution network plays a powerful role in carrying the message that Flux and its high performance, cost effective solutions have arrived to serve the needs of those operating lift truck fleets.

Our sales & marketing efforts are increasingly balanced across new customer discussions, pilots and initial one-pack purchases, and advanced dialogues looking at meaningful initial orders and/or 12 month purchase programs to supply LiFT Packs with new and/or replacement equipment. We are also developing new features or LiFT Pack models to meet special customers needs. We will be offering another Class III product for “stand-on” lift equipment, which lifts heavier loads, and as the name suggests, enables theoperater to “stand” on equipment versus walking behind. Of course this solution requires increased size and performance that will warrant a price that is significantly greater than our existing LiFT Pack products.

From an engineering standpoint, while working to manage our costs, we continue to advance our development of a next generation battery management system,or BMS. Our focus is to steadily improve product performance while also working to identify ways to reduce costs and enhance margins. Investments in maintaining our leadership and competitive position in the markets we serve are critical to customer satisfaction and to our long term success.

Our planned merger with KleenSpeed continues to move forward as well, although its pace has slowed as our attention has been focused on initializing our LiFT Pack business. Due diligence and the valuation process are nearing completion and will enable the negotiation of a definitive agreement. The transaction is designed to support new revenue opportunities by adding KleenSpeed’s industry expertise, patented grid energy storage technology and products, and its commercial relationships and marketing strengths.

Portable Power

Let me briefly turn to portable power, the second major application we are actively pursuing. Portable refers to easy to use, reliable storage solutions that are ideal for use in remote locations, generally instead of generators. Of course these solutions have a favorable environmental impact compared to portable generator noise and emissions.

Our packs have been used with great success in the entertainment industry to power lighting and remote filming. We are also working with a military integrator for an offering to the Army and Marines to power gear in remote operations, and our packs are currently being used in “trial programs” of solar units to provide continuous power for advance military field operations. Our packs are instrumental in enabling use of solar solutions after sundown.

From a cash management standpoint, over the past year we have substantially reduced our burn rate and have begun to layer in a growing base of contract activity with current and future cash payments. To fund our working capital needs we completed a $1.9M private placement during 2014,converted $2.9M of debt and accrued interest into equity at a price of $0.24 per share, currently negotiating a convertible credit line up to $500,000 and have we raised an additional approximately $150,000 via a private placement.

And though we are making solid forward progress – and also because of it – we have recently been working capital constrained, limiting inventory levels and investments in various sales, marketing and administrative functions. We are working to find suitable ways to enhance our working capital position, balancing growth with a focus on shareholder value, while not taking our eye off the ball with key customer opportunities.

We are still in the early stages of our product rollout, however we are confident that we have developed a strong solution and have identified a very promising initial market. Solid progress on this opportunity should support our ability to secure additional growth capital.

In summary – it is a very exciting time at Flux and we feel like we have largely de-risked the company by demonstrating a viable product, a substantial market and having secured initial orders that confirm our ability to execute. I thank all of the stakeholders for their efforts and support and look forward to updating you on our progress.

So with that, let’s open the call to your questions. Operator?

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Closing: Thank you Operator and thanks to all of you for your participation on the l today. We greatly appreciate your interest and support and encourage you to introduce Flux to your friends or colleagues who could benefit from our solutions.

And with that I’ll conclude today’s call. Thank you.

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